Exhibit 10.4

[Weed & Co. LLP Letterhead]

February 1, 2011

Mr. Grant R. White
Chief Executive Officer
Gold Bag, Inc.
4695 MacArthur Court, Suite 1430
Newport Beach, CA 92660

RE: Legal Services

Greetings:

The purpose of this letter is to memorialize the fee agreement between Gold Bag, Inc., a Nevada corporation, and its subsidiaries (“CLIENT”), and Weed & Co. LLP, a California limited liability partnership (“Law Firm”).

• Annual Compliance Package ($10,000/month) includes: (i) the annual report on Form 10-K; (ii) the annual meeting of stockholders; (iii) three quarterly reports on Form 10-Q; and (iv) up to four current reports on Form 8-K.

Commencing February 1, 2011 and continuing through December 31, 2011, Law Firm shall render the legal services described above as the Annual Compliance Package for a fixed fee of $10,000, payable monthly.  CLIENT may engage Law Firm on any new matters in exchange for payment of fees determined in accordance with this agreement.  Law Firm makes no promises or guarantees regarding the outcome of matters upon which Law Firm is engaged to represent CLIENT.

To protect both of the parties and to comply with professional obligations, we have already discussed with each other and resolved any potential conflicts of interest with present or former clients.  The services that Law Firm will provide shall be in accordance with the following terms and conditions.  We advise you to seek the advice of independent counsel before signing this agreement.

Professional Fees

Fees will be based upon the reasonable value of Law Firm’s services as determined in accordance with the American Bar Association Model Code of Professional Responsibility and the California & Texas Rules of Professional Conduct.  Fees will be based on the rates charged by Law Firm.

Law Firm’s rate is $400 per hour.  It is anticipated that CLIENT and Law Firm will agree on a fixed fee for special projects from time to time.  The fixed fee arrangements for special projects will be agreed to in writing. Law Firm's fees will be paid in cash and as follows:

Initial Retainer

To insure the availability of Law Firm and to increase Law Firm’s proprietary interest in the success of CLIENT, thereby encouraging the Law Firm to maintain the relationship with CLIENT, CLIENT shall deliver $5,000 to Law Firm as a pure retainer.

Costs and Expenses

CLIENT understands that in the course of representation, it may be necessary for Law Firm to incur certain costs or expenses. CLIENT will reimburse Law Firm for certain costs or expenses actually incurred and reasonably necessary for completing the assigned matter, as long as the charges for costs and expenses are competitive with other sources of the same products or services and approved by CLIENT in advance. More particularly, CLIENT will reimburse Law Firm in accordance with the following guidelines:

1. Computer-Related Expenses - CLIENT will reimburse Law Firm for computerized research and research services. However, any charges over $500 per month will require approval. CLIENT also encourages Law Firm to utilize computer services that will enable Law Firm to more efficiently manage the projects.

2. Travel - CLIENT will reimburse Law Firm for expenses in connection with out of town travel. However, CLIENT will only reimburse for economy class travel and, where necessary, for the reasonable cost of a rental car. All related travel expenses, i.e., lodging and meals, must be reasonable under the circumstances.

3. Filing Fees & Court Costs - CLIENT will reimburse Law Firm for expenses incurred in connection with filing fees and court costs, if any, but will not be responsible for sanctions or penalties imposed due to the conduct of Law Firm.

CLIENT shall pay and hold Law Firm harmless from all such costs and expenses incurred on CLIENT's behalf.  Law Firm may, but shall not be obligated to, advance funds on CLIENT's behalf. In such event, CLIENT agrees to reimburse Law Firm upon demand for the amounts advanced. Substantial outside fees (such as state filing fees or SEC filing services) may be referred to CLIENT for direct payment.

Billing

All bills will include a summary statement of the kinds of services rendered during the relevant period.  CLIENT expects that Law Firm will maintain back-up documentation for all expenses.  CLIENT expects to be billed monthly or at the conclusion of each project and agrees to pay Law Firm’s invoices within fifteen days of receipt.  Law Firm shall bill in increments of one-quarter (1/4) hour unless otherwise agreed in writing.

Delay in Payment

In the event that any of Law Firm's bills remain unpaid for more than 60 days after receipt by CLIENT, Law Firm shall have the right to discontinue rendering further services to CLIENT in connection with any matter then being handled for CLIENT by Law Firm and to take appropriate action to collect such fees.

Involvement of Client

CLIENT expects to be kept closely involved with the progress of Law Firm’s services in this matter. Law Firm will keep CLIENT apprised of all material developments in this matter, and will provide sufficient notice to enable a representative to attend meetings, conferences, and other proceedings.

There may be times when Law Firm will need to obtain information from CLIENT. All requests for access to documents, employees, or other information shall be granted without unreasonable delay.

Termination

CLIENT shall have the right to terminate Law Firm’s engagement by written notice at any time.  Law Firm has the same right to terminate this engagement, subject to an obligation to give CLIENT reasonable notice to permit it to obtain alternative representation or services and subject to applicable ethical provisions.  Law Firm will be expected to provide reasonable assistance in effecting a transfer of responsibilities to the new service provider.

Disputes

The laws of the State of California shall govern the interpretation of this agreement, including all rules or codes of ethics that apply to the provision of services.  All disputes between us arising out of this engagement that cannot be settled shall be resolved in a federal or state court located in Orange County, California.

Thank you in advance for your prompt attention to this matter.

Very truly yours, /s/ Richard O. Weed Richard O. Weed Managing Partner

Approved:
Gold Bag, Inc.

/s/ Grant R. White
Grant R. White, CEO